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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):          JULY 1, 1998
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                            MEGO MORTGAGE CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    DELAWARE
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                 (State or other jurisdiction of incorporation)



        0-21689                                             88-0286042
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(Commission File Number)                       (IRS Employer Identification No.)




                            MEGO MORTGAGE CORPORATION
                         1000 PARKWOOD CIRCLE, SUITE 500
                             ATLANTA, GEORGIA 30339
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          (Address of principal executive offices, including Zip Code)


Registrant's telephone number, including area code:        (770) 952-6700
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ITEM 1.  CHANGES IN CONTROL OF THE REGISTRANT

         On July 1, 1998, Mego Mortgage Corporation, a Delaware corporation (the "Company"), completed a series of transactions intended to recapitalize the Company (the "Recapitalization"), pursuant to which the Company generated approximately $87.5 million of new equity and which resulted in a change in control of the Company. Pursuant to the Recapitalization, the Company consummated (i) a private offering of 16,666,667 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company for an aggregate purchase price of $25.0 million ($1.50 per share) and (ii) a private offering of an aggregate of 25,000 shares of new Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), for an aggregate purchase price of $25.0 million (collectively, the "Offerings"). Each share of Series A Preferred Stock is convertible into 666.67 shares of Common Stock 180 days from the date of issuance. In addition, the shares of Series A Preferred Stock are mandatorily convertible into Common Stock on the second anniversary of the date of issuance. As part of the Recapitalization the Company also completed its offer to exchange (the "Exchange Offer") new 12 1/2% Subordinated Notes due 2001 (the "New Notes") and shares of Series A Preferred Stock or a combination thereof, subject to certain limitations, for any and all of the $80.0 million aggregate principal amount of outstanding 12 1/2% Senior Subordinated Notes due 2001 (the "Old Notes") of the Company, pursuant to which the Company issued an aggregate of $41.5 million of New Notes and 37,513 shares of Series A Preferred Stock. Approximately $992,000 of Old Notes remain outstanding. As part of the Exchange Offer, holders of New Notes collectively were granted the right to appoint one member to the Company's Board of Directors. The proceeds generated from the Recapitalization have been or will be used to repay indebtedness, provide capital to originate loans and for general corporate purposes, including the payment of interest with respect to the Old Notes. The securities issued pursuant to the Offerings and the Exchange Offer were not registered under the Securities Act of 1933, as amended (the "Securities Act").

         Of the shares of Series A Preferred Stock sold in the Offerings, 10,000 shares were purchased by each of City National Bank of West Virginia ("City National"), a subsidiary of City Holding Company, and Sovereign Bancorp, Inc. ("Sovereign"). In connection with their purchase of Series A Preferred Stock, the Company granted each of City National and Sovereign (i) an option (the "Option") to acquire approximately 6.7 million shares of Common Stock at $1.50 per share, which Option is exercisable until 180 days after the second anniversary of the consummation of the Recapitalization, (ii) the right to designate one member to the Company's Board of Directors (which will be increased to two directors if the Option is exercised) and (iii) a


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right of first refusal to purchase the Company in the event the Board of
Directors determines to sell the Company. City National has exercised its right to appoint a director to the Company's Board of Directors. Although, to date, Sovereign has not exercised its right to appoint a member to the Board of Directors, it has requested that a representative attend each meeting of the Board.

     In connection with the Recapitalization, Edward B. "Champ" Meyercord was elected as the Company's Chairman of the Board and Chief Executive Officer. Mr. Meyercord has been a special consultant to the Company since May 1998. Additionally, Jerome Cohen, Don Mayerson, Robert Nederlander and Herbert Hirsch, directors of the Company, resigned effective upon consummation of the Recapitalization. Mr. Meyercord and the Company's then remaining directors appointed David J. Vida, Jr., Hubert M. Stiles, Jr. and Wm. Paul Ralser as directors in order to fill the vacancies existing on the Board of Directors following the consummation of the Recapitalization.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of Business Acquired

               Not Applicable

         (b)   Pro Forma Financial Information

               Not Applicable

         (c)   Exhibits

               99.1  Press Release of the Company dated July 6, 1998.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MEGO MORTGAGE CORPORATION

Dated:  July 14, 1998                   By: /s/ James L. Belter
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                                            James L. Belter
                                            Executive Vice President and Chief
                                            Financial Officer


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                                  EXHIBIT INDEX


99.1     Press release of the Company dated July 6, 1998.